Exhibit 99.1
Goward Succeeds Miller in Breckenridge Division

Mt. Pleasant, Michigan, October 8, 2015 - Steven D. Pung, President of Isabella Bank, announced the appointment of Brian Goward to the Breckenridge Division President position effective October 3, 2015 following the retirement of Tim Miller. In his new role, Brian will be responsible for the day-to-day management and community development for the Breckenridge, Hemlock, and Ithaca offices.

Goward has 19 years of banking experience with a focus in Agricultural and Commercial Lending. He entered banking with a Bachelor’s degree in Finance from Michigan State University (MSU). He is a graduate of University of Wisconsin’s Graduate School of Banking, Dale Carnegie Executive Development Program, and the Michigan Bankers Association (MBA) School of Commercial Lending.

In addition, he is a member of the Breckenridge Future Farmers of America (FFA) Alumni and the Breckenridge Rotary. Brian serves on the Planning Commission and as a Trustee for Wheeler Township.  He and his wife, Julayne, live in the Breckenridge area and have three daughters: Kiera, Calista, and Kayla.

Isabella Bank has 29 locations throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX: ISBA). Isabella Bank Corporation has $2.28 billion in assets under management and more than 390 employees. For the past two years, the Corporation has been recognized on the Detroit Free Press list of “Top 100 Workplaces.” To learn more, visit www.isabellabank.com.